     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 21, 1997

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                            SCHEDULE 14A INFORMATION
                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                            ------------------------

    Filed by the Registrant /X/

    Filed by a Party other than the Registrant / /

    Check the appropriate box:

    / /  Preliminary Proxy Statement

    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

    /X/  Definitive Proxy Statement

    / /  Definitive Additional Materials

    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
                              CHATEAU PROPERTIES, INC.
                       --------------------------------------
                  (Name of Registrant as Specified in its Charter)

    Payment of Filing Fee (Check the appropriate box):

    /X/  No fee required.

    / /  Fee paid previously with preliminary materials.

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
                            CHATEAU PROPERTIES, INC.
                            6430 SOUTH QUEBEC STREET
                           ENGLEWOOD, COLORADO 80111

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 22, 1997

To the Stockholders of Chateau Properties, Inc.:

    The Annual Meeting of the Stockholders of Chateau Properties, Inc., a Maryland corporation (the "Company"), will be held at the Denver Hilton South on Thursday, May 22, 1997, at 9:00 a.m., Mountain Daylight Time, for the following purposes:

        1. To elect four Class I directors to serve for a term of three years, expiring at the 2000 Annual Meeting of Stockholders or until their respective successors shall be elected and shall qualify; to elect two Class II directors to serve for a term of one year, expiring at the 1998 Annual Meeting of Stockholders or until their respective successors shall be elected and shall qualify; and to elect two Class III directors to serve for a term of two years, expiring at the 1999 Annual Meeting of Stockholders or until their respective successors shall be elected and shall qualify;

        2. To approve an amendment to the Company's Charter to change the Company's corporate name to "Chateau Communities, Inc.";

        3. To approve an amendment to Article IV of the Company's Charter to, among other things, increase the number of authorized shares of common stock to 90,000,000 shares;

        4.  To approve the Company's 1997 Equity Compensation Plan; and

        5. To transact such other and further business as may properly come before the meeting or any adjournments thereof.

    The Board of Directors has fixed the close of business on April 11, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at such meeting and any adjournments thereof.

    We hope all stockholders who can do so will attend the Annual Meeting in person. Whether or not you plan to attend, we urge you to complete, date and sign the enclosed proxy and return it promptly in the enclosed postage-prepaid envelope provided for that purpose. By returning your proxy promptly you can help the Company avoid the expense of further proxy solicitations. Prior to being voted, the proxy may be withdrawn in the manner specified in the proxy statement.

                                          By Order of the Board of Directors,
                                          John A. Boll, Chairman

April 21, 1997

                            CHATEAU PROPERTIES, INC.
                            6430 SOUTH QUEBEC STREET
                           ENGLEWOOD, COLORADO 80111
                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 22, 1997
                              GENERAL INFORMATION

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Chateau Properties, Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the Denver Hilton South on Thursday, May 22, 1997 at 9:00 a.m. Mountain Daylight Time, or at any adjournments thereof, for the purposes set forth in the attached Notice of Meeting.

    This Proxy Statement and the accompanying form of proxy are first being sent to stockholders on or about April 21, 1997.

    When proxies in the enclosed form are returned properly executed, the shares represented thereby will be voted at the meeting and, where instructions have been given by the stockholder, will be voted in accordance therewith. If the stockholder does not otherwise specify, the stockholder's shares will be voted FOR the election of the listed nominees for the Board, FOR the amendment of the Company's Charter to change the Company's corporate name, FOR the amendment to
Article IV of the Company's Charter, FOR the approval of the Company's 1997 Equity Compensation Plan and in accordance with the best judgment of the proxy holders with respect to any other matter which may properly come before the Annual Meeting. Any person signing and mailing the enclosed proxy may, nevertheless, revoke the proxy at any time before it is voted either by written notice received by the Company (Attention: Tamara D. Fischer, Secretary) at its address stated herein or at the Annual Meeting.

    Only stockholders of record at the close of business on April 11, 1997 (the "Record Date") will be entitled to notice of or to vote at the meeting. As of the Record Date, there were 25,175,114 shares of common stock, $0.01 par value ("Common Stock"), outstanding and entitled to vote. Each outstanding share of Common Stock is entitled to one vote. There is no cumulative voting with respect to the election of directors. Presence in person or by proxy of holders of a majority of outstanding shares of Company Common Stock will constitute a quorum at the Annual Meeting. Broker non-votes and abstentions do not affect the determination of whether a quorum is present.

    On February 11, 1997, a wholly-owned subsidiary of the Company merged with ROC Communities, Inc., a Maryland corporation ("ROC"), in a strategic merger of equals ("the Merger") combining the businesses of the Company and ROC. The Merger was effected pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of September 17, 1996, as amended by the Amendment thereto dated as of December 20, 1996 (collectively, the "Merger Agreement"), by and among the Company, ROC and such subsidiary. As a result of the Merger, the Company became the largest owner and operator of manufactured home communities in the United States.

               PROPOSAL 1--ELECTION AND CONTINUATION OF DIRECTORS

    As provided by the Merger Agreement, at the effective time of the Merger, two of the seven directors of the Company resigned from the Board (Kenneth E. Myers and Jay G. Rudolph). The remaining five directors of the Company (Messrs. John A. Boll, C.G. ("Jeff") Kellogg, Edward R. Allen, Gebran S. Anton, Jr. and James M. Lane (collectively, the "Group A Directors")) continued as directors, with Mr. Boll remaining as Chairman of the Board. In addition, the size of the Board was increased to ten directors, with the five vacancies being filled by five nominees selected prior to the Merger by the Board of Directors of ROC (the five new members being Gary P. McDaniel, James M. Hankins, Donald E. Miller, James L. Clayton and Steven G. Davis (collectively, the "Group B Directors")).

    The directors of the Company are divided into three classes, and one class is elected at each Annual Meeting of the Stockholders for a term of three years. Pursuant to the Merger Agreement, each of the five remaining Group A Directors retained their existing classifications, as follows: Class I--Messrs. Anton and Lane; Class II--Messrs. Allen and Kellogg; and Class III--Mr. Boll. In addition, the five Group B Directors were appointed to serve as directors until the next Annual Meeting of Stockholders of the Company following the Merger, at which time it was expected that they would be renominated to serve as directors of the Company in the following classes: Class I--Mr. McDaniel; Class II--Messrs. Hankins and Miller; and Class III--Messrs. Clayton and Davis. On March 22, 1997, the Board was increased to 11 members, with the additional slot being filled by Rhonda G. Hogan, an additional independent director (the "Group C Director"). Ms. Hogan was appointed to serve as a director until the next Annual Meeting, at which time it was also expected that she would be renominated to serve as a Class I director. The nominees of the Board in each group described below have been designated by the Nominating Committees of the Board, as described under "BOARD MATTERS--Committees of the Board of Directors-- Nominating Committees," below.

CLASS I DIRECTORS

    The following information is furnished regarding the nominees for election as Class I directors (to serve until the Annual Meeting of the Stockholders to be held in 2000 or until their respective successors are elected and qualified):

    GARY P. MCDANIEL, 51, has been Chief Executive Officer and a director of the Company since February 1997. He served as the Chairman of the Board, President and Chief Executive Officer of ROC since 1993, has been a principal of ROC and its predecessors since 1979, and has been active in the manufactured home industry since 1972. Mr. McDaniel has been active in several state and national manufactured home associations, including associations in Florida and Colorado. In 1996, he was named "Industry Person of the Year" by the National Manufactured Housing Industry Association. Mr. McDaniel is on the Board of Directors of the Manufactured Housing Institute. He is a graduate of the University of Wyoming and served as a Captain in the United States Air Force.

    GEBRAN S. ANTON, JR., 64, first became a director of the Company in 1993. He is the owner of Gebran Anton Development Co. and Anton, Zorn & Associates, Inc., a commercial and industrial real estate broker and former owner of Anton's, a men's retail chain. He is an incorporator and Director of Community Central Bank, and a former Chairman of the Board for First National Bank, St. Joseph Hospital, and Downtown Development Committee. He is extremely active in charitable organizations, including the March of Dimes, the American Cancer Foundation and Variety Club International. Mr. Anton was awarded the March of Dimes Macomb Citizen of the Year 1994, St. Joseph's Mercy Hospital Medallion Award 1994, Mt. Clemens Business Citizen of the Year 1990 and Macomb Distinguished Citizen 1985.

    JAMES M. LANE, 67, first became a director of the Company in 1993. He has recently retired as the Senior Vice President and Chief Investment Officer of the Investment Management Division, NBD Bank, Detroit, where he served for approximately thirteen years. Mr. Lane was associated with the Chase Manhattan Corporation from 1953 to 1978, attaining the position of Executive Vice President while also serving as President and Chief Executive Officer of Chase Investors Management Corporation. He has a B.A. degree in economics from Wheaton College and an MBA degree in finance from the University of Chicago. Mr. Lane has served as trustee or director for several educational institutions and civic organizations.

    RHONDA G. HOGAN, 44, has served as a director of the Company since March 1997. Ms. Hogan is presently a partner of Tishman Speyer Properties. She recently served on the Board of Directors and as President of The Water Club Condominium Association, Inc. and is on the Silver Council of the Urban Land Institute. In addition, she served on the Board of Directors of Barnett Bank of South Florida, N.A.

from 1986 to 1996. Ms. Hogan has also served or currently serves on several other Boards of Directors and as a member of several councils or institutes including appointments to State Boards by the Governor and Cabinet. She has been honored for her achievements in business by national and local newspapers and magazines. Ms. Hogan received her B.B.A. from the University of Iowa.

CLASS II DIRECTORS

    The following information is furnished regarding the nominees for election as Class II directors (to serve until the Annual Meeting of the Stockholders to be held in 1998 or until their respective successors are elected and qualified):

    JAMES M. HANKINS, 62, served as a director of ROC from August 1993 to February 1997, and has served as a director of the Company since February 1997. He is managing general partner of a partnership which owns and operates destination RV resorts in Arizona. Prior to organizing the partnership in 1985, Mr. Hankins was a founder of Mobile Home Communities, Inc. in 1969, and served as President and Chief Executive Officer from 1973 to 1984. Mr. Hankins is a director of several educational and charitable organizations. He holds a B.S. from the University of South Carolina and an MBA from Harvard University, and has served as a Captain in the United States Air Force.

    DONALD E. MILLER, 66, served as a director of ROC from August 1993 to February 1997, and has served as a director of the Company since February 1997. In May 1994, Mr. Miller was appointed Vice Chairman of the Board of Directors of The Gates Corporation. From 1987 to May 1994, he was President, Chief Operating Officer and director of The Gates Corporation and The Gates Rubber Company, which engage in the production and manufacture of rubber products, primarily for automotive needs. Mr. Miller is a director/trustee of several educational and charitable organizations and a graduate of the Colorado School of Mines.

    The following information is provided regarding the continuing Class II directors:

    C.G. ("JEFF") KELLOGG, 53, has been President and a director of the Company since its inception, and was Chief Executive Officer of the Company from its inception to February 1997. For the five years preceding the formation of the Company, Mr. Kellogg was President and Chief Operating Officer of Chateau Estates. He is extremely active in local and national industry associations, often in leadership positions. Mr. Kellogg is a past President of the Michigan Manufactured Housing Association and served on the Manufactured Housing Institute's Community Operations Committee. He is a graduate of Michigan Technological University with a B.S. in Civil Engineering.

    EDWARD R. ALLEN, 56, has served as a director of the Company since 1993. He was, for the five years preceding the formation of the Company, Chairman and Chief Executive Officer of InterCoastal Communities, Inc., a Florida corporation which was engaged in operating seven manufactured home communities in Florida. Prior to joining InterCoastal, Mr. Allen developed a chain of steak houses which he and his partner sold in 1977 to Green Giant Corporation. He remained as President for two years, and expanded the chain nearly doubling the number of restaurants. Mr. Allen is currently active in educational and charitable organizations, serving as Vice Chairman of the Board of Trustees at the Museum of Discovery and Science in Fort Lauderdale, Florida and Vice Chairman of the Board of the Directors of Channel 2 Public Television in Miami, Florida. He is a graduate of Cornell University.

CLASS III DIRECTORS

    The following information is furnished regarding the nominees for election as Class III directors (to serve until the Annual Meeting of the Stockholders to be held in 1999 or until their respective successors are elected and qualified):

    JAMES L. CLAYTON, 63, served as a director of ROC from August 1993 until February 1997 and as a director of the Company since February 1997. He is the founder, and since 1966 has been the Chairman of the Board and Chief Executive Officer of, Clayton Homes, Inc., a company engaged in the manufacture, sale, financing and management of manufactured homes. Mr. Clayton is a director of Dollar General

Stores and Chairman of the Board of BankFirst. In 1991, Mr. Clayton was inducted into the Horatio Alger Foundation, Washington, D.C. Mr. Clayton is a trustee or board member of a number of charitable institutions. Mr. Clayton received an undergraduate degree in electrical engineering and a law degree from the University of Tennessee.

    Steven G. Davis, 47, has served as a director of the Company since February 1997. He is currently the owner of East Silent Advisors, a real estate consulting firm. He served as Chief Financial Officer, Executive Vice President and a director of ROC from 1993 to 1997. From 1990 to 1993, Mr. Davis served as an officer and director of The Windsor Group, an owner/operator of 42 manufactured home communities, and, from 1991 through March 1993, as that company's President. Mr. Davis is currently on the advisory boards of Arlen Capital Advisors and Leroc Partners, Inc. Mr. Davis is a Certified Public Accountant and is a graduate of the University of San Diego.

    In addition, the following information is provided regarding the continuing Class III director:

    John A. Boll, 67, has been Chairman of the Board of Directors of the Company since its inception in 1993. Prior to the formation of the Company, Mr. Boll was the co-founder, partner and Chief Executive Officer of Chateau Estates, which was formed in 1966. He was inducted into the MH/RV Hall of Fame in 1992 for his outstanding contributions to the manufactured housing industry. Mr. Boll was appointed by the Governor of the State of Michigan to become the first Chairman of the Michigan Mobile Home Commission, which is the principal Michigan authority regulating manufactured housing, a position he held for six years. Mr. Boll also serves on numerous boards of charitable organizations in Michigan and Colorado.

REQUIRED VOTE AND RECOMMENDATION

    Proxies will be voted for the election of all persons nominated to be a director above unless contrary instructions are set forth on the proxy. In the event any nominee should become unable or unwilling to serve as a director, which the Board of Directors does not expect, the person named in the accompanying proxy will vote for such nominee, if any, as may be recommended by the Board of Directors.

    Directors are elected by a plurality of the votes cast by the holders of Common Stock. The individuals who receive the largest number of votes cast are elected as directors; therefore, any shares not voted (whether due to abstention or broker non-vote) do not affect the election of directors.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES.

                   PROPOSAL 2--PROPOSED AMENDMENT TO CHARTER
                     TO CHANGE THE COMPANY'S CORPORATE NAME

    Article I of the Company's Articles of Amendment and Restatement (the "Charter") presently provides that the name of the Company is "Chateau Properties, Inc." The Board has unanimously approved an amendment to the Company's Charter to change the name of the Company to "Chateau Communities, Inc." (the "Name Amendment") and has directed that the Name Amendment be submitted to the stockholders of the Company for approval. To effect such change, Article I of the Charter will be amended to read in its entirety as follows:

                                     "NAME

    The name of the corporation (the "Corporation") is:

                           Chateau Communities, Inc."

REASONS FOR THE CHANGE OF CORPORATE NAME

    Pursuant to Section 1.9 of the Merger Agreement, the Company is required to submit to a vote of the stockholders, at the Annual Meeting, a proposal to change the name of the Company as described above. Furthermore, the Board believes that "Chateau Communities, Inc." best reflects the future identity and vision of the Company.

REQUIRED VOTE AND RECOMMENDATION

    Proxies will be voted for the Charter Amendment unless contrary instructions are set forth on the proxy. Under applicable law and the Company's Charter, this proposal requires the affirmative vote of the holders of two-thirds of all of the issued and outstanding shares of Common Stock (16,783,409 shares). Accordingly, abstentions and broker non-votes will have the effect of a vote against this proposal.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NAME AMENDMENT.

          PROPOSAL 3--PROPOSED AMENDMENT TO ARTICLE IV OF THE CHARTER

    Article IV of the Charter presently provides that the Company is authorized to issue 32,000,000 shares, of which 30,000,000 shares are designated as Common Stock and 2,000,000 shares are designated as Preferred Stock, $.01 par value per share ("Preferred Stock"). Article IV of the Charter also presently provides authority to the Board to reclassify any unissued shares of Preferred Stock, but does not provide it with the authority to reclassify unissued shares of Common Stock. The Board has unanimously approved an amendment to the Company's Charter to increase the number of authorized shares of Common Stock to 90,000,000 and to permit the Board to change the classification of any authorized but unissued shares of capital stock, including Preferred Stock (the "Article IV Amendment"). The Board has directed that the Article IV Amendment be submitted to the stockholders of the Company for approval. To effect such amendment, Sections 1 and 3 of Article IV of the Charter will be amended to read in its entirety as follows:
        Section 1. Authorized Shares. The total number of shares of stock that the Corporation has authority to issue is 92,000,000 shares, of which 90,000,000 are shares of Common Stock, $.01 par value per share ("Common Stock"), and 2,000,000 shares are shares of Preferred Stock, $.01 par value per share ("Preferred Stock"). The aggregate par value of all authorized shares of stock having par value is $920,000.00. The Board of Directors may classify or reclassify any authorized but unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock.

                                     -  -  -  -
        Section 3. Issuance of Capital Stock. The power of the Board of Directors to classify and reclassify any of the authorized but unissued shares of capital stock shall include, without limitation, subject to the express terms of any other class or series of capital stock outstanding at the time and subject to the provisions of Article VI regarding Excess Stock, authority to classify or reclassify any unissued shares of such stock into a class or classes of preferred stock, preference stock, special stock or other stock, to increase or decrease such shares once classified and to issue such stock, from time to time, in one or more series as authorized by the Board of Directors. Prior to issuance of shares of any class or series of stock to be designated, the Board of Directors by resolution shall designate that class or series to distinguish it from all other classes or series of stock of the Corporation, shall specify the number of shares to be included in the class or series and, subject to the express terms of any other class or series of capital stock outstanding at time and subject to the provisions of Article VI regarding Excess Stock, shall set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to ownership, dividends or other distributions, qualifications and terms or conditions of redemption of the shares of such class or series of capital stock.

REASONS FOR THE AMENDMENT TO ARTICLE IV

    The Company is presently authorized to issue 30,000,000 shares of Common Stock, of which 25,175,114 were issued and outstanding at the close of business on April 11, 1997. An additional 1,490,000 shares of Common Stock were reserved for issuance at such date pursuant to the Company's stock option and incentive plans. In addition, 2,756,057 shares of Common Stock were reserved for issuance upon the conversion of outstanding units of limited partner interest ("OP Units") in CP Limited Partnership, a Maryland limited partnership which is the operating partnership of the Company, which OP Units are exchangeable on a one-for-one basis for shares of the Company's Common Stock, subject to certain limitations relating to the Company's ownership limit. Accordingly, at April 11, 1997, there were only 578,829 unissued and unreserved shares of Common Stock. Furthermore, as a real estate investment trust ("REIT"), the Company is required to distribute at least 95% of its annual earnings to stockholders and it therefore expects, on a regular basis, to raise capital through the sale of Common Stock or other equity securities.

    The increased number of shares of Common Stock will allow the Company to effect additional sales of such securities should the need arise in the future. Future purposes for additional shares could include paying stock dividends or effecting other distributions to stockholders, subdividing outstanding shares through stock splits, effecting acquisitions of manufactured home communities, securing additional financing for working capital or capital expenditures and providing incentives through stock option or other incentive plans. The Company has no plan, commitment or understanding at this time to issue any additional shares other than the shares of Common Stock reserved for issuance as described above. The Board of Directors believes, however, such additional authorized shares of Common Stock will enable the Company to take advantage of the availability of favorable opportunities without the delay and expense associated with holding a special meeting of stockholders at the time such additional shares are needed.

    The additional shares of Common Stock for which authorization is sought would be identical to the shares of Common Stock now authorized. The holders of Common Stock do not presently have preemptive rights to subscribe for any of the Company's securities and will not have any such rights to subscribe for the additional Common Stock proposed to be authorized.

    If the Article IV Amendment is approved, the increase in authorized shares will not, by itself, have any effect on the rights of holders of presently issued and outstanding shares of Common Stock. However, the issuance of additional shares of Common Stock may, among other things, have a dilutive effect on funds from operations per share and on the equity and voting rights of the present holders of Common Stock.

    Presently, Article IV of the Company's Charter permits the Board to reclassify any unissued shares of any series of Preferred Stock. Maryland law permits the Company to reclassify not only unissued shares of Preferred Stock, but also any unissued shares of any class of capital stock of the Company (including Preferred Stock and Common Stock). The Article IV Amendment will therefore also give the Company the authority to reclassify stock to the full extent permitted under Maryland law and will give additional flexibility to the Board in assessing and implementing various financing options for the Company, including those involving additional issuances of Preferred Stock and/or Common Stock (although the Company has no current plans with respect to any such additional issuances). The Board of Directors believes that additional shares of Common Stock should be authorized and the Board should be permitted to reclassify any unissued shares in order to ensure that authorized, unissued and unreserved shares of capital stock will be available for proper corporate purposes.

REQUIRED VOTE AND RECOMMENDATION

    Proxies will be voted for the Article IV Amendment unless contrary instructions are set forth on the proxy. Under applicable law and the Company's Charter, this proposal requires the affirmative vote of the holders of two-thirds of all of the issued and outstanding shares of Common Stock (16,783,409 shares). Accordingly, abstentions and broker non-votes will have the effect of a vote against this proposal.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ARTICLE IV AMENDMENT.

           PROPOSAL 4--APPROVAL OF THE 1997 EQUITY COMPENSATION PLAN

    In accordance with Section 5.11 of the Merger Agreement, the Board has adopted the 1997 Equity Compensation Plan (the "Plan"), subject to approval by Stockholders at the Annual Meeting. The Plan provides equity-based incentives to key employees, directors and key consultants of the Company and its subsidiaries (in total, approximately 65 persons). The Plan authorizes the discretionary grant by the Executive Compensation Committee of the Board (the "Committee") of awards of options and restricted shares of Common Stock. Pursuant to the Plan, 950,000 shares of Common Stock, subject to anti-dilutive adjustment, will be reserved for awards of options and restricted shares of Common Stock to participants for the purpose of providing, through the grant of long-term incentives, a means to attract and retain key personnel and to provide to participating officers and other key employees long-term incentives for sustained high levels of performance.

    Certain terms and provisions of the Plan are summarized below. This summary, however, does not purport to be a complete description of the Plan and this description is qualified in its entirety by the terms of the Plan. Copies of the actual Plan documents may be obtained by any stockholder upon written request to the Secretary to the Company.

ADMINISTRATION

    The Plan will be administered by the Committee.

SECURITIES SUBJECT TO THE EQUITY COMPENSATION PLAN

    The shares issued under the Plan may consist of authorized but unissued shares or Treasury shares of the Company. No more than an aggregate of 950,000 shares of Common Stock may be the subject of options or restricted stock grants under the Plan.

ELIGIBILITY

    Any key employee, director or key consultant of the Company or of a subsidiary thereof may be eligible to receive an option or restricted stock grant. In determining the eligibility of any employee director or key consultant, the Committee may consider his or her position and responsibility, the nature and value to the Company of the individual's services and accomplishments whether directly or through its subsidiaries, his or her present and potential contribution to the success of the Company whether directly or through its subsidiaries and such other factors as the Committee may deem relevant.

OPTIONS GRANTED UNDER THE PLAN

    Options granted under the Plan may be either (i) incentive stock options ("Incentive Stock Options") within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code") or (ii) non-qualified stock options. Any options granted under the Plan will have exercise prices not less than 100% of the fair market value (as defined in the Plan) of the Common Stock at the date of grant. Unless otherwise provided by the particular option grant, at the election of the optionee the exercise price may be paid, in whole or in part, (i) by certified or cashier's check; (ii) with the proceeds of a Company loan program or third-party sale program or a notice given as consideration under such a program, in each case if permitted by the Committee; (iii) with shares of previously owned Common Stock, if approved by the Committee; or (iv) with shares of Common Stock withheld by the Company which the optionee would otherwise have received, if approved by the Committee. As an alternative to payment in full by the optionee of the exercise price, the Committee, in its discretion, may allow an optionee, upon exercise of its option, to receive from the Company shares of Common Stock and/or cash in an amount equal to the excess of the fair market value of the Common Stock with respect to which the option is being exercised over the aggregate option exercise price.

    The optionee will be able to exercise options from time to time as specified in the particular option grant. The Committee shall determine the expiration date of the options, which date will be no later than the tenth anniversary from the date of grant or, in the case of certain Incentive Stock Options, no more than five years from the date of grant. Except in certain circumstances, the option must be exercised during the period the optionee is in the employ of the Company. Upon and after the death of an optionee, the optionee's options, to the extent otherwise exercisable, will be exercisable by the optionee's legal representative. Subject to the above conditions, the exercise price and duration of the options will be set by the Committee.

SPECIAL LIMITATIONS FOR INCENTIVE STOCK OPTIONS

    The Plan imposes certain limitations upon the exercise of Incentive Stock Options, including the following limitations:

        (i) The aggregate fair market value (determined at the time the Incentive Stock Options are granted) of the shares of Common Stock with respect to which Incentive Stock Options under the Plan or any other plan are exercisable for the first time by any optionee during any calendar year shall not exceed $100,000.

        (ii) If an Incentive Stock Option is to be granted to an employee who immediately before such grant owned 10% or more of the total combined voting power of all classes of stock of the Company or any subsidiary of the Company, the exercise price per share of Common Stock shall be not less than 110% of the fair market value at the time of the grant of the Incentive Stock Option, and the Incentive Stock Option shall expire not more than five years from the date of grant.

STOCKHOLDER RIGHTS OF OPTIONEES

    Neither the optionee nor any person entitled to exercise the optionee's rights in the event of death shall have any rights of a stockholder with respect to the shares of Common Stock subject to the option, except to the extent that a certificate for such shares shall have been issued upon the exercise of the option. To the extent permitted by the Committee, option grants may provide for the payment of dividends to the optionee prior to exercise of the option.

FEDERAL TAX CONSEQUENCES OF OPTION GRANTS

    In general, neither the grant nor the exercise of an Incentive Stock Option will result in taxable income to an optionee or a deduction for the Company. To receive special tax treatment as an Incentive Stock Option under the Code as to shares acquired upon exercise of an Incentive Stock Option, an optionee must neither dispose of such shares within two years after the Incentive Stock Option is granted nor within one year after the transfer of the shares to the optionee pursuant to exercise of the option. In addition, the optionee must be an employee of the Company or a qualified Company subsidiary at all times between the date of grant and the date three months (one year in the case of death or disability) before exercise of the option. Special tax treatment as an Incentive Stock Option under the Code generally allows the sale of Common Stock received upon the exercise of an Incentive Stock Option to result in any gain being treated as a capital gain to the optionee, but the Company will not be entitled to a tax deduction. However, the exercise of an Incentive Stock Option (if the holding period rules described in this paragraph are satisfied) will give rise to income includable by the optionee in his or her alternative minimum taxable income for purposes of the alternative minimum tax in an amount equal to the excess of the fair market value of the stock acquired on the date of the exercise of the option over the option price.

    If the holding period rules noted above are not satisfied, gain recognized on the disposition of the shares acquired upon the exercise of an Incentive Stock Option will be characterized as ordinary income. Such gain will be equal to the difference between the option price and the fair market value of the shares at the time of exercise. (Special rules may apply to disqualifying dispositions where the amount realized is less than the value at exercise.) The Company will generally be entitled to a deduction equal to the amount of such gain included by an optionee as ordinary income. Any excess of the amount realized upon such disposition over the fair market value at exercise will generally be long-term or short-term capital gain depending on the holding period involved. Notwithstanding the foregoing, in the event that exercise of the option is permitted other than by cash payment of the exercise price, various special tax rules may apply.

    No income will be recognized by an optionee at the time a non-qualified stock option is granted. Generally, ordinary income will, however, be recognized by an optionee at the time a non-qualified stock option is exercised in an amount equal to the excess of the fair market value of the underlying Common Stock on the exercise date over the option price. The Company will generally be entitled to a deduction for Federal income tax purposes in the same amount as the amount included in ordinary income by the optionee with respect to his or her non-qualified stock option.

    Gain or loss on a subsequent sale or other disposition of the shares acquired upon the exercise of a non-qualified stock option will be measured by the difference between the amount realized on the disposition and the tax basis of such shares, and will generally be long-term or short-term capital gain depending on the holding period involved. The tax basis of the shares acquired upon the exercise of any non-qualified stock option will be equal to the sum of the option price of such non-qualified stock option and the amount included in income with respect to such option. Notwithstanding the foregoing, in the event that exercise of the option is permitted other than by cash payment of the exercise price, various special tax rules may apply.

    The foregoing tax discussion is a general description of certain expected Federal income tax results under current law, and does not purport to be a complete description of such consequences.

RESTRICTED STOCK

    Restricted stock granted under the Plan generally may not be disposed of by the recipient until certain restrictions established by the Committee lapse. Recipients of restricted stock are not generally expected to be required to provide consideration other than the rendering of services or the payment of any minimum amount required by law. The participant shall have, with respect to restricted stock, all of the rights of a stockholder of the Company, including the right to vote the shares, and the right to receive any cash dividends, unless the Committee shall otherwise determine. Upon termination of employment during the restriction period, all restricted stock shall be forfeited, subject to exceptions that may be specified in a specific restricted stock grant.

AMENDMENT AND TERMINATION

    The Plan may be amended by the Board at any time, except that no amendment may adversely affect a participant with respect to options or restricted stock previously granted unless such amendments are in compliance with applicable laws; provided that no amendment shall be made that would, if such amendment were not approved by the holders of the Common Stock, cause the Plan to fail to comply with any requirement of applicable law or regulation if such amendment were not so approved.

    The Plan will terminate on, and no option or restricted stock will be granted thereunder after, the ten-year anniversary of the earlier of the approval of the Plan by (i) the Board or (ii) the date the Plan is approved by the stockholders.

REQUIRED VOTE AND RECOMMENDATION

    Proxies will be voted for the approval of the Plan unless contrary instructions are set forth on the proxy. The Plan will be approved if a majority of the votes cast by the holders of Common Stock are cast for Proposal 4, provided that at least 50% of all of the issued and outstanding shares of Common Stock entitled to vote are present and voting at the Annual Meeting. Accordingly, assuming at least 50% of the outstanding shares of Common Stock vote in person or by proxy on this matter, abstentions and broker non-votes will not affect the outcome of this proposal.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE PLAN.

                       EXECUTIVE OFFICERS OF THE COMPANY

    The following information is presented with respect to the current executive officers of the Company:

    GARY P. MCDANIEL is the Chief Executive Officer and a director of the Company. Biographical information on Mr. McDaniel may be found under "PROPOSAL 1--ELECTION AND CONTINUATION OF DIRECTORS--Class I Directors," above.

    C.G. ("JEFF") KELLOGG is President and a director of the Company. Biographical information on Mr. Kellogg may be found under "PROPOSAL 1--ELECTION AND CONTINUATION OF DIRECTORS
--Class II Directors," above.

    JAMES B. GRANGE, 40, is Chief Operating Officer of the Company, having served in such capacity since February 1997. He served as Executive Vice President and Chief Operating Officer of ROC from 1993 to February 1997. Mr. Grange served as Executive Vice President, Chief Operating Officer and a director for ROC's predecessors from 1986 to 1993. He has been responsible for property management at ROC since 1982, having started as a Regional Property Manager overseeing ten properties in three states. He is currently a director of the Colorado Chapter of the March of Dimes and is active in The Manufactured Housing Institute. Mr. Grange is a graduate of the University of Montana.

    TAMARA D. FISCHER, 41, is Executive Vice President, Chief Financial Officer of the Company, having served in these roles since the Company's formation. Prior to joining the Company, Ms. Fischer was employed by Coopers & Lybrand for 11 years and served on the Company's engagement team since 1986. Ms. Fischer is a CPA and a graduate of Case Western Reserve University.

    REES F. DAVIS, JR., 38, is Executive Vice President--Acquisitions of the Company, having served in such capacity since February 1997. He served as Executive Vice President of Acquisitions and Sales for ROC from 1993 to February 1997. Prior to that, Mr. Davis previously served as Vice President of Acquisitions and Sales and a director for ROC's predecessors since 1986. From 1984 to 1986, Mr. Davis was active in property acquisitions for ROC's predecessors, having previously acted as a Regional Property Manager. Mr. Davis is a two-term past officer of the Colorado Manufactured Housing Association. He is also an active member of The Manufactured Housing Institute and holds a Colorado real estate broker license. Prior to entering into the manufactured home industry, Mr. Davis was employed in the real estate department of Shell Oil Company from 1981 to 1983. Mr. Davis is a graduate of Colorado State University.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of March 31, 1997, certain information regarding the beneficial ownership of the Company's Common Stock by (i) each of the directors (nominated and continuing), (ii) executive officers of the Company named in the Summary Compensation Table, (iii) all directors and executive officers as a group and (iv) each person or entity known to the Company to be the beneficial owner of more than 5% of the Common Stock. Directors are designated by an asterisk.

                                                                                              SHARES OF
                                                                                                STOCK
                                                                                             BENEFICIALLY
                                                                                             OWNED AS OF
                                                                                              MARCH 31,     PERCENT
NAME                                                                                           1997**      OF CLASS
-------------------------------------------------------------------------------------------  -----------  -----------
John A. Boll(1)*...........................................................................   3,620,731         14.1%
Gary P. McDaniel(2)*.......................................................................     452,427          1.8%
C.G. ("Jeff") Kellogg(3)*..................................................................     324,897          1.3%
James B. Grange(4).........................................................................     196,031          ***
Tamara D. Fischer(5).......................................................................     139,624          ***
Rees F. Davis, Jr.(6)......................................................................     195,146          ***
Edward R. Allen(7)*........................................................................     879,186          3.5%
Gebran S. Anton, Jr.(8)*...................................................................      32,391          ***
James L. Clayton(9)*.......................................................................     215,081          ***
Steven G. Davis(10)*.......................................................................     173,664          ***
James M. Hankins(11)*......................................................................      32,771          ***
Rhonda G. Hogan*...........................................................................           0          ***
James M. Lane(12)*.........................................................................      22,428          ***
Donald E. Miller(13)*......................................................................      23,966          ***
All directors and executive officers as a group (14 persons)...............................   6,308,343         23.9%
J. Peter Ministrelli(14)...................................................................   2,626,157         10.3%

------------------------

** For purposes of this table, a person is deemed to be the beneficial owner of shares of Common Stock if that person has the right to acquire such shares within 60 days by the exercise of any stock option or any other right to convert or exchange outstanding securities. Certain persons named in the table also hold OP Units in CP Limited Partnership, which is the operating partnership of the Company. Such OP Units are exchangeable on a one-for-one basis for shares of the Company's Common Stock, subject to certain limitations relating to the Company's ownership limit. OP Units and stock options held by a person (to the extent exchangeable or exerciseable within such 60-day period) are deemed to have been exchanged or exercised for the purpose of computing the percentage of outstanding shares of Common Stock beneficially owned by such person, but shall not be deemed to have been exchanged or exercised for the purpose of computing the percentage of outstanding shares of Common Stock beneficially owned by any other person. Additionally, for the purposes of this table, a person or entity shall be deemed to be a beneficial owner of shares of Common Stock if such person or entity has or shares either investment or voting power with respect to such shares.

*** Shares owned in each case constitute less than 1% of the Company's outstanding common stock.

(1) Reflects 3,098,800 shares of Common Stock, 500,571 OP Units exchangeable for an equal number of shares of Common Stock and options to purchase 21,360 shares of Common Stock. Does not include 184,911 shares of Common Stock which may be obtained on exchange of currently non-exchangeable OP Units.

(2) Reflects 392,512 shares of Common Stock and options to purchase 59,915 shares of Common Stock. 10,421 shares of Common Stock are held in irrevocable trusts established for the benefit of Mr.

    McDaniel's two children. Mr. McDaniel disclaims beneficial ownership of the Common Stock held in such trusts.

(3) Reflects 94,209 shares of Common Stock and options to purchase 230,688 shares of Common Stock.

(4) Reflects 136,116 shares of Common Stock and options to purchase 59,915 shares of Common Stock.

(5) Reflects 16,027 shares of Common Stock, 777 OP Units exchangeable for an equal number of shares of Common Stock and options to purchase 122,820 shares of Common Stock.

(6) Reflects 135,231 shares of Common Stock and options to purchase 59,915 shares of Common Stock.

(7) Reflects 306,779 shares of Common Stock and options to purchase 21,360 shares of Common Stock. Common Stock beneficially owned by Mr. Allen includes 551,047 shares beneficially owned by certain affiliates of Mr. Allen.

(8) Reflects 11,031 shares of Common Stock and options to purchase 21,360 shares of Common Stock.

(9) Reflects 194,241 shares of Common Stock and options to purchase 20,840 shares of Common Stock. Common Stock beneficially owned by Mr. Clayton includes 182,779 shares of Common Stock owned by Clayton Homes, Inc. Mr. Clayton disclaims beneficial ownership of the shares of Common Stock owned by Clayton Homes, Inc. except to the extent of his approximate 30% equity interest in Clayton Homes, Inc. Shares owned by Clayton Homes, Inc. are held by its wholly-owned subsidiary CHM Parks, Inc.

(10) Reflects 115,312 shares of Common Stock and options to purchase 58,352 shares of Common Stock.

(11) Reflects 11,931 shares of Common Stock and options to purchase 20,840 shares of Common Stock. Common Stock beneficially owned by Mr. Hankins includes 1,303 shares of Common Stock owned by Mr. Hankins' spouse, 2,605 shares of Common Stock held by Mr. Hankins' individual retirement account.

(12) Reflects 6,408 shares of Common Stock and options to purchase 16,020 shares of Common Stock.

(13) Reflects 3,126 shares of Common Stock and options to purchase 20,840 shares of Common Stock. Common Stock beneficially owned by Mr. Miller includes 1,042 shares of Common Stock owned by Mr. Miller's spouse.

(14) Reflects 2,287,640 shares of Common Stock and 338,517 OP Units exchangeable for an equal number of shares of Common Stock. Mr. Ministrelli's address is 50-445 Mountain Shadow, La Quinta, CA 92253. Does not include 149,058 shares of Common Stock which may be obtained on exchange of currently non-exchangeable OP Units.

                                 BOARD MATTERS

BOARD MEETINGS

    The Board of Directors held 15 meetings during 1996.

COMMITTEES OF THE BOARD OF DIRECTORS

    AUDIT COMMITTEE. The Audit Committee reviews and acts or reports to the Board with respect to various auditing and accounting matters, including the selection and fees of the Company's independent auditors, the scope of audit procedures, the nature of services to be performed for the Company by the independent auditors, and the accounting practices of the Company. During 1996, the Audit Committee (which consisted of Messrs. Lane, Myers and Rudolph) held two meetings. As of the effective time of the Merger, the membership of the Audit Committee was changed to consist of Messrs. Allen, Hankins, Lane and Miller.

    EXECUTIVE COMMITTEE. The Executive Committee may act on certain matters between Board meetings. During 1996, the Executive Committee (which consisted of Messrs. Boll and Kellogg) held two meetings. As of the effective time of the Merger, the membership of the Executive Committee was changed to consist of Messrs. Boll, McDaniel, Kellogg and Hankins.

    EXECUTIVE COMPENSATION COMMITTEE. The Executive Compensation Committee administers the Company's equity compensation plans, and it annually reviews and approves recommendations from senior management and makes recommendations to the Board regarding the policies and procedures that govern the various compensation programs for the CEO and executives of the Company. During 1996, the Executive Compensation Committee (which consisted of Messrs. Allen, Anton, and Lane) held two meetings. As of the effective time of the Merger, the membership of the Executive Compensation Committee was changed to consist of Messrs. Allen, Anton, Clayton and S. Davis.

    NOMINATING COMMITTEES. Pursuant to the Merger Agreement, the Company has formed three nominating committees (the "Nominating Committees") to be the exclusive nominating committees of the Board for director nominees. The three Nominating Committees are a committee consisting exclusively of Group A Directors, namely, Messrs. Boll and Allen (the "Group A Nominating Committee"); a committee consisting exclusively of Group B Directors, namely Messrs. McDaniel and Hankins (the "Group B Nominating Committee"); and a committee consisting of Mr. Boll (or, in the event that Mr. Boll is no longer a director, a Group A Director selected by the Group A Directors) and two of his designees (the "Group C Nominating Committee"). Under the By-laws of the Company, Board nominations to replace a director who has retired or resigned from the Board or to reelect an existing director may only be made by the Nominating Committee of which such director is a part and such nomination must also be approved by at least two-thirds of the directors then in office.

DIRECTOR COMPENSATION

    Each director is reimbursed for travel and other expenses related to attendance at Board and committee meetings and, other than Messrs. McDaniel and Kellogg, receives an annual director's fee of $15,000. The independent directors also receive an annual grant of options to purchase 5,000 shares of the Common Stock which are vested on date of grant. On May 16, 1996, each of the individuals who were then independent directors of the Company (Messrs. Boll, Myers, Rudolph, Anton, Lane and Allen) received an option which, as adjusted for the effective 0.068 stock dividend payable to holders of Company Common Stock in the Merger, entitles each holder to purchase 5,340 shares of Common Stock at an exercise price of $21.4185 per share.

                             EXECUTIVE COMPENSATION

    The following table sets forth the summary compensation for the last three years for the Chief Executive Officer and the four most highly compensated other executive officers of the Company whose salary and bonus compensation for the year ended December 31, 1996 exceeded $100,000. The information presented in the following three tables gives retroactive effect to the Merger and assumes that the five individuals named below were employed in their current capacities by the Company during each of 1994, 1995 and 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG TERM
                                                                                        COMPENSATION
                                                                                           AWARDS
                                                                                       ---------------
                                                                       ANNUAL           COMMON STOCK
                                                                    COMPENSATION         UNDERLYING
                NAME AND PRINCIPAL                             ----------------------       STOCK         ALL OTHER
                     POSITION                         YEAR     SALARY(1)(2)   BONUS     OPTIONS(1)(2)   COMPENSATION
              ---------------------                 ---------  ----------  ----------  ---------------  -------------
Gary P. McDaniel..................................       1996  $  180,000     $72,000           26,050       $9,000(3)
  Chief Executive Officer                                1995  $  150,000     $15,000           26,050
                                                         1994  $  150,000                      7,815
C.G. ("Jeff") Kellogg.............................       1996  $  184,000  $  169,000         96,120    $     18,300 (3)
  President                                              1995  $  164,712  $  160,000         96,120    $     12,760
                                                         1994  $  147,135  $  120,000       --          $     18,499
James B. Grange...................................       1996  $  165,000     $66,000         26,050          $6,600 (3)
  Chief Operating Officer                                1995  $  150,000     $15,000         26,050
                                                         1994  $  125,000                      7,815
Tamara D. Fischer.................................       1996  $  141,000     $66,000         49,128    $     18,300 (3)
  Chief Financial Officer                                1995  $  109,887     $62,000         48,060    $     12,760
                                                         1994     $99,987     $60,000       --          $     12,619
Rees F. Davis, Jr. ...............................       1996  $  140,000  $  107,630         26,050          $6,600 (3)
  Executive Vice President--                             1995  $  125,000     $12,500         26,050
  Acquisition                                            1994  $  125,000                      7,815

------------------------

(1) Messrs. McDaniel, Grange and R. Davis were employed by ROC until the date of the Merger, and their compensation was paid and their options were granted by ROC prior to the Merger. At the effective time of the Merger, each outstanding option of ROC was assumed by the Company and such options became exercisable for the number of shares of Company Common Stock into which the number of shares underlying the ROC options would have been exchangeable if such shares had been outstanding at the effective time of the Merger. Accordingly, the number of shares of Common Stock underlying the options of Messrs. McDaniel, Grange and R. Davis is restated to give effect to the exchange ratio in the Merger of 1.042 shares of Company Common Stock for each share of ROC stock.

(2) Mr. Kellogg and Ms. Fischer were each employed by the Company prior to the Merger and their compensation amounts reflect compensation they received from the Company. In connection with the Merger, stockholders of the Company received a stock dividend of 0.0326 shares of Common Stock per share. In addition, certain holders of OP Units who exchanged their OP Units for shares of Common Stock in connection with the Merger waived their right to receive the shares of Common Stock that they would otherwise have received from the Company as a result of the stock dividend with respect to the exchanged OP Units for reallocation to the other Company stockholders, which effectively increased the amount of the stock dividend to Company stockholders to 0.068 shares of Common Stock for each share outstanding. Accordingly, the number of shares of Common Stock underlying the options of Mr. Kellogg and Ms. Fischer has been adjusted to give effect to the effective 0.068 stock dividend.

(3) Represents profit-sharing contributions and car allowances.

                         OPTION/SAR GRANTS DURING 1996

    The following table sets forth information with respect to options granted during 1996 to the executive officers named in the Summary Compensation Table.

                                                                                              POTENTIAL REALIZABLE
                                                                                                     VALUE
                                    INDIVIDUAL GRANTS                                          AT ASSUMED ANNUAL
                              ------------------------------                                        RATES OF
                                                                                                  STOCK PRICE
                                   (B)             (C)             (D)                          APPRECIATION FOR
                              -------------  ---------------  -------------                       OPTION TERM
                                NUMBER OF      % OF TOTAL       WEIGHTED                  ----------------------------
                               SECURITIES     OPTIONS/SARS       AVERAGE         (E)
            (A)                UNDERLYING      GRANTED TO      EXERCISE OR   -----------      (F)            (G)
----------------------------  OPTIONS/SARS    EMPLOYEES IN     BASE PRICE    EXPIRATION   ------------  --------------
            NAME               GRANTED(1)        1996(2)         ($/SH)         DATE         5% ($)        10% ($)
----------------------------  -------------  ---------------  -------------  -----------  ------------  --------------
Gary P. McDaniel............       26,050             6.5%          23.64      11/22/06       $398,637      $1,051,190
C.G. Kellogg................       96,120            23.2   %        22.59           (3 ) $  1,404,895      $3,706,969
James B. Grange.............       26,050             6.5   %        23.64     11/22/06       $398,637      $1,051,190
Tamara D. Fischer...........       49,128            11.9   %        22.59           (3 )     $718,057      $1,894,673
Rees F. Davis, Jr...........       26,050             6.5   %        23.64     11/22/06       $398,637      $1,051,190

------------------------

(1) See Note 1 and Note 2 to the Summary Compensation Table.

(2) Reflects grants to employees of both the Company and ROC.

(3) Half of the options granted to each of Mr. Kellogg and Ms. Fischer expire on February 28, 2006, and the other half expire on November 19, 2006.

                  AGGREGATED OPTION/SAR EXERCISES DURING 1996
                   AND OPTION/SAR VALUES AT DECEMBER 31, 1996

    The following table provides information with respect to the unexercised options held as of December 31, 1996 by the executive officers named in the Summary Compensation Table. There were no options exercised in 1996 by the executive officers named in the Summary Compensation Table.

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                 OPTIONS/SARS AT        IN-THE-MONEY OPTIONS/SARS
                                                               DECEMBER 31, 1996(1)      AT DECEMBER 31, 1996(1)
                                                            --------------------------  --------------------------
                           NAME                             EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------------------------------  -----------  -------------  -----------  -------------
Gary P. McDaniel..........................................       8,336         51,579      $42,500    $   169,875
C.G. Kellogg..............................................      52,866        177,822    $ 333,000    $   744,750
James B. Grange...........................................       8,336         51,579      $42,500   $    169,875
Tamara D. Fischer.........................................      31,239         91,581   $  195,750   $    384,500
Rees F. Davis, Jr.........................................       8,336         51,579      $42,500   $    169,875

------------------------

(1) See Note 1 and Note 2 to the Summary Compensation Table.

EMPLOYMENT AGREEMENTS

    Consistent with the goal of the Company to retain the skills and expertise of certain members of senior management of the Company and ROC following the Merger, the Merger Agreement provided for the Company to execute employment agreements (each, an "Employment Agreement"), effective as of the

Merger, with each of the following senior officers: Gary P. McDaniel, C.G. ("Jeff") Kellogg, James B. Grange, Tamara D. Fischer and Rees F. Davis, Jr. Mr. Kellogg and Ms. Fischer were previously employed by the Company, and their existing employment agreements with the Company were terminated upon consummation of the Merger. Each Employment Agreement has an initial term of three years with automatic one-year extensions commencing on the third anniversary of the Merger unless notice of nonextension is given at least 180 days prior to such anniversary. Each Employment Agreement provides for: (i) a base salary for Gary P. McDaniel ($225,000); C.G ("Jeff") Kellogg ($225,000); James B. Grange ($190,000); Tamara D. Fischer ($175,000); and Rees F. Davis, Jr. ($160,000); (ii) an annual target bonus of up to 80% of such executive's base salary upon the attainment of increases in funds from operations per share of the Company (with the maximum bonus being earned for increases of at least 10% and with the bonus for 1997 being calculated assuming the Merger had been consummated on January 1, 1996); (iii) grants of stock options and shares of restricted stock under the Company's 1997 Equity Participation Plan; and (iv) benefits (including retirement, group life, medical, dental and disability benefits) on a basis reasonably comparable in the aggregate to those provided to the executive immediately prior to the Merger. Each Employment Agreement provides that, if the executive's employment is terminated by the Company other than for "cause," disability or death or by the executive for "good reason" or if the Employment Agreement is not renewed, the executive will be entitled to receive a payment equal to two times (or one and one-half times in the case of non-renewal) the sum of the executive's annual base salary and bonus, the continuation of welfare and pension benefits during the 24-month period (or 18-month period in the case of non-renewal) following termination and the accelerated vesting of equity based incentives. If the employment of either Mr. McDaniel or Mr. Kellogg is terminated as a result of a "change of control," "two times" and "24 months" in the preceding sentence is replaced with "three times" and "36 months." Further, if the executive's employment is terminated for any other reason, other than for "cause," disability, death or non-renewal, "two times" and "24 months" in such sentence is replaced by "one time" and "12 months."

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Executive Compensation Committee annually reviews and approves recommendations from senior management and makes recommendations to the Board of Directors regarding the policies and procedures that govern the various compensation programs for the CEO and executives of the Company. The Committee also administers the Company's equity compensation plans. It is the philosophy of the Committee that executive compensation should align the financial interests of the Company's executives with the long term interests of the Company and its stockholders. The Committee believes that a material portion of the executive officers' pay should be linked to the Company's stated and pre-determined goals. The Committee also believes that the Company should have a sound and competitive compensation program to attract and retain key executives to lead the Company toward the fulfillment of its goals. The key elements of the Company's current program include a base salary, a bonus plan linked to individual and Company financial performance and equity participation through stock options.

    The current compensation of the executive officers is based on each officer's respective Employment Agreement, as described above. These Employment Agreements were adopted in connection with the negotiation of the Merger Agreement, and they were reviewed and approved by the Executive Compensation Committee prior to the Merger. The following discussion reflects the Executive Compensation Committee's general compensation philosophy and the basis on which 1996 compensation was determined for the Company's executive officers outside of the negotiation of the Merger.

BASE SALARY

    The Committee's policy with respect to salaries is to establish base compensation levels for executives which are competitive in relation to other companies of similar size within the Company's industry. The Committee also takes into consideration the executive's responsibilities, experience level and individual performance. To ensure that base salary is competitive, the Company's salary structure is periodically benchmarked against other salaries for key positions in other companies of similar size in the Company's industry. Salaries normally are increased annually, based on market conditions and individual and company performance factors.

BONUS

    In 1995, the Company initiated an annual bonus program for key executives with the objective of providing a more direct link between executive compensation and individual and Company overall performance. Eligible executives were those determined to have a material effect on the Company's performance. An executive's share of the bonus pool is generally based on that executive's performance measured against specific objectives such as per share growth in the Company's funds from operations, growth in net operating income for a given area of responsibility, acquisitions of properties, or a combination of these objectives. Each executive's performance relative to those specific objectives is evaluated by the Committee. The Committee reserves the right to award only a portion of the total bonus pool should individual objectives not be met. The bonuses for 1996 reflected in the Summary Compensation Table for Mr. Kellogg and Ms. Fischer, who were Company employees in 1996, were awarded in January 1997.

    It is expected that the post-merger Committee will preserve the general approach that has previously been adopted with respect to determination of awards under the bonus program. In accordance with this approach, the Employment Agreements for the executives named in the Summary Compensation Table provide for the payments of bonuses of up to 80% of annual salary based on annual increases in the Company's funds from operations per share with the maximum bonus being earned for increases of at least 10%.

STOCK OPTIONS

    The Committee grants options to purchase Common Stock to employees of the Company (including executive officers). Option grants become exercisable over a period of time determined by the Committee and generally have an exercise price equal to the fair market value of the Common Stock on the grant date, creating long term incentives to enhance the value of the Company's Common Stock. All of the executive officers of the Company received grants in February 1996 and November 1996. The 1996 option grants were awarded as part of the annual compensation review for 1995. The awards were determined based on the executive officer's performance of specific individual and Company objectives. The Committee also considered the equity ownership by executive officers of similar companies. The levels of these awards reflected the Committee's belief that increasing management equity ownership will create long term incentives to enhance the value of the Company's Common Stock.

    The Committee believes that the above elements assist the Company in meeting its short-term and long-term objectives and appropriately relate executive compensation to the Company's performance. In connection with the Merger, the Company adopted the 1997 Equity Compensation Plan which will, subject to stockholder approval of the Plan at the 1997 Annual Meeting, authorize the discretionary grant by the Executive Compensation Committee of awards of options and restricted shares of Common Stock.

THE CHIEF EXECUTIVE OFFICER'S 1996 COMPENSATION

    The Committee's approach to the compensation of Mr. Kellogg, who was the Chief Executive Officer of the Company throughout 1996, has been consistent with the Committee's approach to all other executive officers. Mr. Kellogg received a base salary based upon his responsibilities and experience. Effective as of the effective time of the Merger, Gary P. McDaniel became the Company's Chief Executive Officer, and his current compensation, as described above under "EXECUTIVE COMPENSATION," was determined in connection with the negotiation of the Merger Agreement.

           CHATEAU PROPERTIES, INC. EXECUTIVE COMPENSATION COMMITTEE
                                EDWARD R. ALLEN
                              GEBRAN S. ANTON, JR.
                                JAMES L. CLAYTON
                                STEVEN G. DAVIS

                               PERFORMANCE GRAPH

    Set forth below is a line graph comparing the cumulative total stockholder return on Company Common Stock with the cumulative total return of the S&P 500 Stock Index and the NAREIT Equity REIT Total Return Index for the period commencing November 16, 1993 (the date the Company completed its public offering of Common Stock) and ending December 31, 1996. The NAREIT Equity REIT Total Return Index included 178 companies with a total market capitalization of $49.9 billion. The graph assumes that a stockholder invested $100 on November 16, 1993 in Company Common Stock, the S&P Stock Index and the NAREIT Equity REIT Total Return Index, assuming reinvestment of dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                      CHATEAU PROPERTIES,
                             INC.             S&P 500    NAREIT EQUITY INDEX
November 16, 1993                   $100.00    $100.00                $100.00
December 31, 1993                   $109.38     $99.94                 $99.83
December 31, 1994                   $117.34    $101.56                $103.00
December 31, 1995                   $129.73    $140.31                $118.72
December 31, 1996                   $166.00    $173.34                $160.59

The table below sets forth the value as of each of the dates indicated of $100 investments made on November 16, 1993 in the Company Common Stock, the S&P Stock Index and the NAREIT Equity REIT Total Return Index, assuming reinvestment of dividends.

                   NOVEMBER 16, 1993  DECEMBER 31, 1993  DECEMBER 31, 1994  DECEMBER 31, 1995  DECEMBER 31, 1996
                   -----------------  -----------------  -----------------  -----------------  -----------------
Chateau
  Properties,
  Inc............      $  100.00          $  109.38          $  117.34          $  129.73          $  166.00
S&P 500..........      $  100.00              $99.94         $  101.56          $  140.31          $  173.34
NAREIT Equity
  Index..........      $  100.00             $99.83      $       103.00     $       118.72     $       160.59

                              CERTAIN TRANSACTIONS

    The Company leases offices from a partnership of which Messrs. Boll, J. Peter Ministrelli and Kellogg, among others, are partners. These offices consist of approximately 6,200 square feet in a building in Clinton Township, Michigan. The Company paid rent of $115,000, $107,000 and $93,000 for the years ended December 31, 1996, 1995, and 1994, respectively. This lease continues for a current term ending November 2001 and may continue beyond that date pursuant to available options or negotiated extensions. The terms of this lease will be approved by the Company's independent directors prior to renewal or extension. Although not negotiated at arm's length, the Company believes that the terms and conditions of the lease were substantially the same as those then available in this market.

    On January 10, 1997, ROC purchased, for $722,000 in cash, approximately 10,000 square feet of office space, leasehold improvements and telephone equipment in Englewood, Colorado, which it had been leasing from 6426 Limited Liability Company, a Colorado limited liability company. Messrs. McDaniel, Grange and R. Davis are members of 6426 Limited Liability Company. The Company believes that the terms of the sale are no less favorable to the Company than those that could have been obtained from an independent third party seller at the time the sale occurred. The purchase was approved with the unanimous consent of ROC's disinterested directors.

    In 1996, prior to the Merger, ROC acquired two manufactured home communities from Redwood Partners Limited, a partnership having ROC GP Corp., and CMH Parks, Inc., a wholly-owned subsidiary of Clayton Homes, Inc., as its sole partners. ROC GP Corp. is a corporation wholly owned by Messrs. McDaniel, Grange and R. Davis. Mr. Clayton, a director of the Company, owns an approximate 30% equity interest in Clayton Homes, Inc. The acquisitions were part of ROC's plan to consolidate the communities owned or controlled by ROC GP Corp. within ROC. Prior to their acquisition, the communities had been managed by ROC and its predecessors for a period of at least five years and were subject to purchase options in favor of ROC which had been granted in connection with the closing of ROC's initial public offering. The acquisition of the two communities was made upon the unanimous decision of ROC's disinterested directors. The aggregate purchase price paid for the two communities was $25,500,000, of which $21,771,750 was paid in cash, part of which was used to repay the outstanding mortgage debt on the communities (which was approximately $10,180,000 as of the acquisition date), and the balance of which was applied in respect of the interest in the properties held by Clayton Homes, Inc. The remaining $3,728,250 of the purchase price was paid in the form of the issuance of 158,017 shares of non-voting redeemable stock of ROC to the stockholders of ROC GP Corp. The purchase price for each community was based upon a 9.5% capitalization rate on ROC's projection of such community's net income for the 12 months following the acquisition. ROC GP Corp. continues to control two manufactured home communities on which the Company has options to purchase.

    In January 1997, as part of its plan to internalize sales and brokerage activities being conducted at communities owned and managed by ROC, ROC purchased all of the shares of preferred stock, as well as 5% of the common stock, in Community Sales, Inc. ("CSI") for an aggregate purchase price of approximately $929,000. Prior to such purchase, CSI, which was then owned by Messrs. McDaniel, Grange, S. Davis and R. Davis and Clayton Homes, Inc., was conducting sales and brokerage activities at ROC's communities. The preferred stock entitles the holder thereof to receive 95% of all dividends paid by CSI, with the balance of any dividends being paid to the holders of common stock. Out of the proceeds from the stock purchase, approximately $600,000 was used by CSI to redeem all of the shares of CSI held by Clayton Homes, Inc., and an aggregate of approximately $329,000 was paid to Messrs. McDaniel, Grange, Steven Davis and Rees Davis, which payments allowed them to pay income taxes arising from the transaction. The CSI stock purchase was approved with the unanimous consent of ROC's disinterested directors. ROC determined to proceed with the CSI stock purchase in response to a favorable ruling received by the Company from the Internal Revenue Service to the effect that the provision of sales and brokerage services at the communities would not prevent rents from the communities from constituting qualifying income that a REIT may receive under applicable provisions of the Code.

    In connection with the negotiation of the Merger Agreement, three of the Company's directors, John A. Boll, Edward R. Allen and C.G. ("Jeff") Kellogg, who, as of March 31, 1997, held in the aggregate 4,050,835 shares of Common Stock, have agreed that, for a period of three years following the effective time of the Merger, they will vote all shares of Common Stock held by them in favor of the election as directors of the nominees selected by the Group B Nominating Committee as described above.

    The Company has made loans to Mr. Kellogg and Ms. Fischer to allow them to purchase shares of Company Common Stock. Such loans were evidenced by separate promissory notes in the amount of the purchase price for such shares. These notes provide for interest, payable quarterly, at a rate of 7% per annum, with the principal balance payable on the earlier of the termination of the officer's employment with the Company, other than by reason of death or disability, or November 16, 2003. The notes are recourse to the respective officers and collateralized by a pledge of the shares of Common Stock purchased. In connection with these loans, Mr. Kellogg purchased 13,750 shares of Common Stock, and the balance of his loan as of March 31, 1997 was $261,532 (with the highest balance during 1996 being $268,922). Ms. Fischer purchased 6,875 shares of Common Stock, and the balance of her loan as of March 31, 1997 was $130,808 (with the highest balance during 1996 being $134,517).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Directors and executive officers of the Company and beneficial owners of more than 10% of its Common Stock are required to file initial reports of ownership and reports of changes in ownership of Company securities pursuant to
Section 16(a) of the Securities Exchange Act of 1934 and to provide the Company with copies of such reports. The Company has reviewed all such reports from persons known to the Company to be subject to these Section 16(a) provisions. Based solely on such review, the Company believes that for the year ended December 31, 1996 all Section 16(a) filing requirements were met.

                             STOCKHOLDER PROPOSALS

    Stockholder proposals, intended to be presented at the 1998 Annual Meeting of Stockholders of the Company, must be received by the Company at its address stated herein by December 23, 1997 to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to such meeting.

                              INDEPENDENT AUDITORS

    It is not the Company's practice to submit to Stockholders a proposal for the selection or ratification of the Company's independent certified public accountants, and no such proposal is submitted hereby. Coopers & Lybrand L.L.P. has acted in this capacity since the Company's initial public offering and is so acting during the current year. Representatives of Coopers & Lybrand L.L.P. are expected to be present and will be available to respond to appropriate questions at the Annual Meeting.

                               PROXY SOLICITATION

    The expense of this solicitation of proxies will be borne by the Company. The Company has retained Georgeson & Company Inc., a proxy soliciting firm, to assist in the solicitation of proxies. The Company anticipates that the cost of such proxy soliciting firm to the Company, in aggregate, will not exceed $7,000, plus expenses. The telephone number of Georgeson & Company Inc. is (212) 440-9800. In addition, if necessary, officers and regular employees of the Company may also solicit proxies, without extra compensation, personally and by telephone and other means of communication. The Company may also reimburse brokers and other persons holding stock in their names or in the names of their nominees, for their charges and expenses in forwarding proxies and proxy material to the beneficial owners of such stock.

                                 OTHER MATTERS

    The Board of Directors knows of no other matters to be voted upon at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the proxies named in the enclosed form of proxy to vote the shares represented thereby with respect to such matters in accordance with their best judgment.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The specified portions of the following documents filed by the Company with the Securities and Exchange Commission ("SEC") are hereby incorporated by reference in this Proxy Statement: (i) the sections of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "1996 10-K") under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Selected Financial Data"; and (ii) the financial statements set forth in Item 8 of the 1996 10-K.

    Stockholders may obtain without charge a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed with the SEC, including the financial statements and schedules thereto, without the accompanying exhibits, by writing to Cynthia Chase, Chateau Properties, Inc., 6430 South Quebec Street, Englewood, Colorado 80111. A list of exhibits is included in the 1996 10-K, and exhibits are available from the Company upon payment to the Company of the costs of furnishing them.

                                          By Order of the Board of Directors,

                                          John A. Boll, Chairman

Englewood, Colorado
April 21, 1997

                            CHATEAU PROPERTIES, INC.
                            6430 South Quebec Street
                           Englewood, Colorado 80111
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
         FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 22, 1997

    The undersigned hereby appoints each of John A. Boll, Gary P. McDaniel and C.G. ("Jeff") Kellogg, or any of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated below, all shares of common stock of Chateau Properties, Inc. ("Chateau") held of record by the undersigned on April 11, 1997 at the Annual Meeting of Stockholders of Chateau to be held on May 22, 1997, at 9:00 a.m. Mountain Daylight Time, or any adjournment or adjournments thereof. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder with respect to all shares of Chateau held of record by the undersigned stockholder. If no direction is made, this proxy will be voted in favor of the election of all listed nominees to the Board of Directors, FOR each of the other items set forth on the proxy and in the best discretion of such proxies upon such other business as may properly come before the meeting or any adjournment or adjournments thereof.

1.   Election of Directors:
     / /  FOR all nominees listed below (except as indicated to the  / /  WITHHOLD authority to vote for nominees listed below:
            contrary)
          Class I - Gary P. McDaniel, Gebran S. Anton Jr.,
                 James M. Lane and Rhonda G. Hogan
          Class II - James M. Hankins and Donald E. Miller
          Class III - James L. Clayton and Steven G. Davis

    INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED ABOVE.

2. To approve an amendment to Chateau's Charter to change Chateau's corporate name to "Chateau Communities, Inc."
      / / FOR                  / / AGAINST              / / ABSTAIN
      To approve an amendment to Article IV of Chateau's Charter to, among
3. other things, increase the number of authorized shares of common stock to 90,000,000 shares.
      / / FOR                  / / AGAINST              / / ABSTAIN

4.    To approve Chateau's 1997 Equity Compensation Plan.
      / / FOR                  / / AGAINST              / / ABSTAIN
      In their best discretion, the proxies are authorized to act and vote
5. upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

    The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, dated April 21, 1997, and the Proxy Statement furnished therewith. Please sign this proxy in the space provided below. When shares are held by joint tenants, both should sign. Execution by stockholders who are not individuals must be made by an authorized signatory. Executors, administrators, trustees and other fiduciaries, and persons signing on behalf of corporations or partnerships, should so indicate when signing.

                                        Dated:
                                        ----------------------------------------
                                        ----------------------------------------
                                        Name of Record Owner

                                        ----------------------------------------
                                        Signature
                                        ----------------------------------------
                                        Signature
                                        Please sign, date and return this Proxy
                                        promptly using the enclosed
                                         envelope.